Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Shell Company Report Pursuant to Section 13 or 15(D) of the Securities Exchange Act Of 1934 of Cazoo Group Ltd on Form 20-F of our report dated March 25, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 7, 2021, with respect to our audit of the financial statements of Ajax I as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of the Registration Statement on Form F-4 filed by Cazoo Group Ltd (f/k/a Capri Listco). We were dismissed as auditors on August 26, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in this Shell Company Report.

/s/ Marcum llp

Marcum llp

New York, NY

September 1, 2021